As filed with the Securities and Exchange Commission on October 1, 2009
Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S–8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

601 Riverside Avenue
Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)
Metavante 2007 Equity Incentive Plan
(Full Title of the Plans)
Ronald D. Cook
Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary
601 Riverside Avenue
Jacksonville, Florida 32204
(Name and Address of Agent for Service)
(904) 854–5000
(Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filter ☑	Accelerated filer ☐	Non-accelerated filter ☐ (Do not check if a small reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title of Securities	Amount To Be	Offering Price	Aggregate	Registration
To Be Registered	Registered (1)	Per Share	Offering Price	Fee
Common Stock, par value $0.01 per share(3)	13,180,880 (2)	$25.61 (3)	$337,562,336.80	$18,835.98

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued in connection with stock splits, stock dividends or similar transactions.

(2)	Represents shares of the Registrant’s Common Stock available for future grants under the Metavante 2007 Equity Incentive Plan, which the Registrant assumed in connection with the merger of Metavante Technologies, Inc. (“Metavante”) with and into a wholly owned subsidiary of the Registrant.

(3)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of the Registrant’s Common Stock on September 25, 2009, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers shares of common stock, par value $0.01 per share (the “Common Stock”), of Fidelity National Information Services, Inc., a Georgia corporation (the “Registrant”), which have been reserved for issuance upon the exercise or settlement of awards that may be issued under the Metavante 2007 Equity Incentive Plan, as amended and restated (the “Plan”), which was assumed by the Registrant in connection with the merger of Metavante with and into a wholly owned subsidiary of the Registrant on October 1, 2009. Up to 13,180,880 shares of Common Stock are available for future grants under the Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by the Registrant with the SEC are incorporated into this Registration Statement by reference:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (as amended by the Annual Report on Form 10-K/A filed on March 10, 2009);

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(3)	The Registrant’s Current Reports on Form 8-K filed April 1, 2009, April 3, 2009, April 6, 2009, June 22, 2009, September 3, 2009, and September 4, 2009 (in each case, other than information that is furnished but that is deemed not to have been filed); and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 10, as amended (File No. 1-16427), filed with the SEC on April 3, 2001 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC.
     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities
              Not Applicable.

Item 5. Interests of Named Experts and Counsel
     Ronald D. Cook, Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary of the Registrant, whose opinion with respect to the Common Stock is filed as Exhibit 5.1 hereto, is an officer of the Registrant and owns, as of August 31, 2009, approximately 175,044 shares of Common Stock, including shares that may be acquired within 60 days pursuant to the exercise of stock options.
Item 6. Indemnification of Directors and Officers
     The Registrant’s amended and restated articles of incorporation eliminate the liability of its directors to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take action, as a director to the extent permitted under the Georgia Code. The Registrant’s directors remain liable, however, for:
•	any appropriation, in violation of the director’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director received an improper personal benefit.
     If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the Registrant’s shareholders. These provisions in the Registrant’s amended and restated articles of incorporation may limit the remedies available to a shareholder in the event of breaches of any director’s duties.
     The Registrant’s amended and restated bylaws require it to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative, including any action or suit by or in the right of the Registrant, because the person is or was a director or officer of the Registrant against liability incurred in such proceeding. The Registrant’s amended and restated bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to the Registrant or is subjected to injunctive relief in favor of the Registrant for:
•	any appropriation, in violation of the director’s or officer’s duties, of any business opportunity;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	unlawful corporate distributions as set forth in section 14-2-832 of the Georgia Code; or

•	any transactions from which the director derived an improper personal benefit.
     The Registrant’s amended and restated bylaws require the Registrant, under certain circumstances, to advance expenses to its officers and directors who are parties to an action, suit, or proceeding for which indemnification may be sought. The Registrant’s amended and restated bylaws permit, but do not require, the Registrant to indemnify and advance expenses to its employees or agents who are not officers or directors to the same extent and subject to the same conditions that a corporation could, without shareholder approval under Section 14-2-856 of the Georgia Code. The Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.
Item 7. Exemption From Registration Claimed
              Not Applicable.
Item 8. Exhibits
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit
Number	Description
4.1	Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 6, 2006)

4.2	Amended and Restated Bylaws of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on February 6, 2006)

4.3	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

5.1	Opinion of Counsel

10.1
Amended and Restated Metavante 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 filed on October 1, 2009)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, state of Florida, on October 1, 2009.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Ronald D. Cook
	Name:	Ronald D. Cook
	Title:	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 1, 2009.

Signatures	Title
* Frank R. Martire	President, Chief Executive Officer and Director (Principal Executive Officer)

* Michael D. Hayford	Corporate Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* James W. Woodall	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

* William P. Foley, II	Director and Chairman

* Lee A. Kennedy	Director and Vice Chairman

* Thomas M. Hagerty	Director

* Keith W. Hughes	Director

* David K. Hunt	Director

* Stephan A. James	Director

* Richard N. Massey	Director

* James C. Neary	Director

* By: /s/ Ronald D. Cook
Ronald D. Cook Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 6, 2006)

4.2	Amended and Restated Bylaws of Fidelity National Information Services, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on February 6, 2006)

4.3	Form of certificate representing Fidelity National Information Services, Inc. Common Stock (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-3 filed on February 6, 2006)

5.1	Opinion of Counsel

10.1
Amended and Restated Metavante 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 filed on October 1, 2009)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney